Exhibit 99.1

Alta Equipment Group Announces Preferred Stock Dividend

LIVONIA, Mich. – April 3, 2024 – Alta Equipment Group Inc. (NYSE: ALTG) (“Alta” or “the Company”), a leading provider of premium material handling, construction and environmental processing equipment and related services, today announced that its Board of Directors approved the quarterly dividend on its Series A Cumulative Perpetual Preferred Stock in the amount of $625 per preferred share. This will equate to a dividend of $0.625 for each of the outstanding Depositary Shares representing a 1/1000th fractional interest in one share of Series A Preferred. The dividend payment date is April 30, 2024, to shareholders of record at the close of business on April 15, 2024.

About Alta Equipment Group Inc.

Alta owns and operates one of the largest integrated equipment dealership platforms in North America. Through our branch network, we sell, rent, and provide parts and service support for several categories of specialized equipment, including lift trucks and other material handling equipment, heavy and compact earthmoving equipment, crushing and screening equipment, environmental processing equipment, cranes and aerial work platforms, paving and asphalt equipment, other construction equipment and allied products. Alta has operated as an equipment dealership for 39 years and has developed a branch network that includes over 80 total locations across Michigan, Illinois, Indiana, Ohio, Pennsylvania, Massachusetts, Maine, Connecticut, New Hampshire, Vermont, Rhode Island, New York, Virginia, Nevada and Florida and the Canadian provinces of Ontario and Quebec. Alta offers its customers a one-stop-shop for their equipment needs through its broad, industry-leading product portfolio. More information can be found at www.altg.com.

Contacts

Investors:

Kevin Inda
SCR Partners, LLC

kevin@scr-ir.com
(225) 772-0254

Media:

Glenn Moore

Alta Equipment

glenn.moore@altg.com

(248) 305-2134